EXHIBIT 10.76

Supplementary Agreement

Parties to this Agreement:

Party A: ZAP                                                                                     Representative

Party B: Jonway Group Co., Ltd.                                                     Representative

Whereas both Parties have entered into the Equity Transfer Agreement, both Parties would like to confirm and further implement the following matters with respect to the equity transfer, investment in the target company, as well as management and operation of the target company:

1.
Pursuant to the Letter of Intent and the Framework Agreement (dated January 28, 2010) concluded between the Parties, the price for transfer of 51% equity interest in the target company is RMB208,000,000 (equivalent to USD30,500,000), while the Equity Transfer Agreement provides that the transfer price is USD29,030,000.  Therefore, the remaining USD1,550,000 is outstanding, which shall be paid by ZAP, at its discretion, to Party B or its designatee(s) either in cash or with “ZAP stocks”. In case of payment with ZAP stocks, ZAP shall issue to Party B or its designatee(s) 6,200,000 shares of ZAP stocks at USD0.25 per share for such outstanding amount. Party A undertakes that the outstanding USD1,550,000 or equivalent value of ZAP stocks shall be paid or issued to Party B or its designatee(s) before the closing date as stipulated under the Equity Transfer Agreement. Since the Equity Transfer Agreement applies an exchange rate for RMB to USD is 6.8 : 1, both Parties agree that the gap arising due to fluctuation of the exchange rate between the payment in U.S. dollars actually received against the equity transfer and the U.S. dollars which should have been received in equivalence to RMB208,000,000 with application of the exchange rate on the payment date shall be compensated accordingly from one Party to the other.

2.
The consideration for the exclusive distribution right granted by Party B to Party A is RMB200,000,000. Party A agrees that the amount of RMB200,000,000 shall be converted into U.S. dollars based on the foreign exchange buying rate promulgated by the Bank of China at the time of transfer of ZAP stocks and is payable by Party A to Party B with ZAP stocks (hereinafter referred to as “ZAP stocks”) at value of USD1 per share. Party A undertakes that the “ZAP stocks” as the consideration for the exclusive distribution right shall be issued to Party B or its designatee(s) before the closing date stipulated under the Equity Transfer Agreement.

3.
The closing date set forth under the Equity Transfer Agreement shall be incurred upon completion of the following matters: Party A has paid off all the price for the equity transfer; the change of registration for the target company with competent administration of industry and commerce has been completed; and the “ZAP stocks” have been issued by Party A to Party B or its designatee(s).

4.
Party A undertakes that it shall fulfill the payment obligations and other obligations set forth under the Letter of Intent and the Framework Agreement (dated January 28, 2010) after equity transfer and completion of relevant registration. Party A undertakes that ZAP stocks is subject to freely trading and their price shall be no less than USD1 per share (for a consecutive period of at least 30 days) since the 13th month after Party B or its designatee(s) acquires such stocks. As Party B pays USD1 for each share of ZAP stocks, if the stock price is unable to reach above USD1 per share (for a consecutive period of at least 30 days) since the 13th month after Party B or its designatee(s) acquires such stocks, Party B shall compensate Party A for the gap between the price of stocks purchased by Party B and the average value of ZAP stocks within 30 trading days in the stock market. Any cause for breach of such undertakings is not acceptable.

5.
The Letter of Intent and the Framework Agreement (dated January 28, 2010) provides that Party A shall grant a pledge as a security over 26% equity interest in the target in favor of Party B. In case Party A fails to undertake any stipulated obligates, Party B shall be entitled to the pledged equity interest. The concrete process is subject to further discussion.

6.
Under the Letter of Intent and the Framework Agreement (dated January 28, 2010), both Parties have agreed upon the rules regarding the corporate governance as provided in the above documentations. To secure an effective and consecutive operation of the target company, Party B is responsible for actual operation of the target company. As regards the selection of the board of directors and general manager, both Parties shall follow the aforementioned rules. Both Parties agree that the board of directors shall consist of 5 members, among which each Party shall appoint 2 directors. The chairman of the board of directors shall be nominated by Party B and agreed by Party A, which shall be deemed as such chairman of the board of directors being directly appointed by Party A. The general manager of the company shall be nominated by Party B and appointed by the board of directors. Term of office of all directors and managers can be renewed.

7.
As regards the ZAP stocks at the value of USD1,000,000 as deposit which have been agreed and paid at the time of conclusion of the Letter of Intent, in case of no breach of contact by either Party until the closing date as defined by the Equity Transfer Agreement, they shall offset the payable amount of USD1,000,000 and the ZAP stocks shall be transferred to Party B or its designatee(s).

8.
This Supplementary Agreement shall be a binding document throughout the implementation by both Parties. In case of any conflict between this Agreement and other documentations, this Agreement shall prevail.

9.	This Supplementary Agreement is effective upon execution by representatives of both Parties.

Party A: ZAP	Party B: Jonway Group Co., Ltd.

[Company seal]

/s/ Steven Schneider	/s/ Alex Wang
Representative	Representative

January 28, 2010	January 28, 2010

Signed in Shanghai, China